Exhibit 10.8
SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is entered into as of July 21, 2006, by and between Genius Products, Inc., a Delaware corporation (the “Company”), and Genius Products, LLC, a Delaware limited liability company (the “Distributor”). Capitalized terms not otherwise defined in this Agreement are defined in that certain Master Contribution Agreement, dated as of December 5, 2005, as amended (the “Contribution Agreement”), by and among the Company, The Weinstein Company LLC, a Delaware limited liability company (“TWC”), and The Weinstein Company Holdings LLC.

RECITALS

A.    The Company, TWC and the Distributor have entered into the Contribution Agreement, pursuant to which the Company will contribute substantially all of its assets to the Distributor.

B.    Following the completion of the transactions contemplated by the Contribution Agreement, the Company will continue as a publicly-traded company and serve as the managing member of the Distributor, and will therefore require certain accounting, legal, administrative and other services.

C.    The parties desire that the Distributor provide these services to the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Services. The Company hereby appoints the Distributor to render certain services to or on behalf of the Company as contemplated herein. Unless otherwise instructed by the Company, the Distributor shall provide to the Company, in a timely, efficient and workmanlike manner, such services as shall be reasonably necessary or appropriate to enable the Company to (i) serve as the managing member of the Distributor and perform its obligations as managing member under and in the manner contemplated in the Contribution Agreement, Limited Liability Company Agreement and Registration Rights Agreement, (ii) continue as a public reporting company following the Closing, and (iii) comply with all other legal, regulatory and contractual obligations and requirements applicable to the Company in connection with the foregoing, including without limitation the following services (each, a “Service”, and collectively, the “Services”):

(a)
Furnishing the time and services of individuals who will serve as the officers and employees of the Company, in such capacities and with such duties as determined by the Board of Directors of the Company (the “Board”);

(b)
Maintaining the Company’s status as a public reporting company with publicly traded securities, including without limitation (i) preparing public filings and registration statements; (ii) registering securities of the Company for public sale as approved by the Board; (iii) arranging for audit and related services of the Company’s financial statements; (iv) communicating with and providing reports to the shareholders of the Company; and (v) handling investor and public relations;

(c)	Providing accounting and bookkeeping services for the Company;

(d)	Coordinating and conducting financing activities by the Company in furtherance of the business of the Distributor;

(e)
Providing insurance to the Company and insurance and employee benefits to the officers, directors and employees of the Company, on such terms and in such amounts as approved by the Board, including without limitation directors and officers liability insurance and errors and omissions liability insurance;

(f)	Paying fees to directors of the Company for their service on the Board, in such amounts as are approved by the Board or a designated committee thereof;

(g)	Managing the cash and assets of the Company;

(h)	Paying taxes, governmental fees and similar charges related to maintaining the Company’s good standing and qualification to do business in various jurisdictions;

(i)
Providing for, supervising and directing (i) the preparation, review and filing of all federal, state and other required tax returns of the Company, (ii) requests for assistance on tax related matters from the Company, and (iii) all activities of the Company’s outside tax preparer; provided, that except as otherwise provided in Section 1(h), any liability for taxes of the Company shall be the sole responsibility of the Company, and provided further, that all tax matters shall be determined by the Company in its absolute and sole discretion except as otherwise agreed to in the Contribution Agreement and the LLC Operating Agreement of the Distributor;

(j)	Providing use of such facilities and telecommunications and data services as are reasonably required by the Company;

(k)
Paying and defending against claims for loss, damage, expense or liability against the Company or any of its officers, directors, employees or agents, other than to the extent arising out of or related to (i) any breach of any representation, warranty, covenant or agreement of the Company under the Master Contribution Agreement, the Limited Liability Company Agreement or the Registration Rights Agreement, (ii) any Excluded Liability, or (iii) Retained Asset or activities relating to the foregoing;

(l)
Complying with any contract, agreement or other obligation to which the Company is or may become a party (and which is approved in accordance with the Contribution Agreement or the Limited Liability Company Agreement), other than any contract, agreement or other obligation relating to any (i) breach of any representation, warranty, covenant or agreement of the Company under the Master Contribution Agreement, the Limited Liability Company Agreement or the Registration Rights Agreement, (ii) Excluded Liability,(iii)Retained Asset or (iv) Unassigned Contract (or activities relating to the foregoing);

(m)	Furnishing and/or paying for all reasonable and customary third party legal, accounting, audit and other services in support or furtherance of any of the Services; and

(n)	Such other Services as are mutually agreed by the Company and Distributor (subject to the Limited Liability Company Agreement) .

For the avoidance of doubt, Distributor shall not be required to perform any activities under this Agreement related to (i) any breach of any representation, warranty, covenant or agreement of the Company under the Master Contribution Agreement, the Limited Liability Company Agreement or the Registration Rights Agreement, (ii)the Excluded Liabilities or(iii) Retained Assets (or any related activities) without the approval of Distributor (with the consent of WCO) and an agreement regarding compensation to the Distributor for such services

2.    Reimbursement. To the extent that any of the Services are not provided to the Company as contemplated above, the Company shall have the right to obtain any of the Services itself and obtain reimbursement from the Distributor for the reasonable costs thereof, including internal and external costs and the Company’s reasonable cost of borrowing to finance such costs. The Company will promptly furnish the Distributor with a written invoice for such costs as they are incurred, along with a reasonably detailed itemization of such costs. Such reimbursement will be paid by the Distributor in full within 30 days of receipt thereof.

3.    Tax Treatment. The Company and Distributor agree to treat (a) any cash reimbursements hereunder as “guaranteed payments” for tax purposes, within the meaning of Section 707(c) of the Internal Revenue Code and (b) the provision of Services hereunder as solely for the benefit of Distributor and therefore not giving rise to taxable income, or allocations of income by Distributor, to the Company.

4.    Termination. This Agreement shall terminate upon the earliest to occur of (i) the written agreement of the parties to terminate this Agreement, (ii) such time as the Distributor is dissolved or liquidated, or (iii) such time as the Distributor ceases to be owned in whole or in part by either of the Company or TWC.

5.    Subcontractors. Nothing in this Agreement will prevent the Distributor from using subcontractors or other agents to perform all or any part of the Services hereunder.

6.    No Partnership or Joint Venture; Independent Contractor. Nothing contained in this Agreement will constitute or be construed to be or create a partnership or joint venture between the parties or their respective successors or assigns. The parties understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other party, or to bind any other party in any manner whatsoever. The Distributor in providing the Services hereunder will be deemed in all respects the independent contractor of the Company.

7.    Excused Performance. Except with respect to any party’s obligation to make payments hereunder, in no event will the Distributor be liable or responsible to the Company for any delay or other failure to perform hereunder that is due to: (i) the Company’s delay in supplying or failure to supply approvals, information, materials, or services called for or reasonably required under the terms of this Agreement; or (ii) occurrences or circumstances beyond the Distributor’s reasonable control (including epidemic, riot, unavailability of resources due to national defense priorities, war, armed hostilities, strike, walkouts, civil disobedience, embargo, fire, flood, drought, storm, pestilence, lightning, explosion, power blackout, earthquake, volcanic eruption or any foreseeable or unforeseeable act of God, act of a public enemy, act of terrorism, act of sabotage, or other natural catastrophe or civil disturbance), in each case during the period and to the extent that such extraordinary condition delays, impairs or prevents the Distributor’s performance (collectively, “Force Majeure Conditions”). Performance times under this Agreement will be considered extended for a period of time equivalent to the time lost because of any delay or failure to perform excusable under this Section 7. If the Distributor claims excusable delay it will use commercially reasonable efforts to notify the Company of the Force Majeure Condition and to mitigate the effects of the Force Majeure Condition giving rise to the delay so as to continue performing as required hereunder as expeditiously as reasonably possible.

8.    Miscellaneous

(a)    Successors and Assigns. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto. Neither party may assign this Agreement without the consent of the other party.

(b)    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered in accordance with the requirement for notices under the Contribution Agreement.

(c)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

(d)    No Continuing Waiver. The waiver of either party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

(e)    Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to principles of conflicts of laws.

(f)    Headings. All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

[Signatures on following page]

IN WITNESS WHEREOF, each of the parties has caused this Services Agreement to be executed on its behalf as of the date first written above.

“The Company” GENIUS PRODUCTS, INC. By: /s/ Trevor Drinkwater Name: Trevor Drinkwater Title: President and Chief Executive Officer	“Distributor” GENIUS PRODUCTS, LLC By: /s/ Trevor Drinkwater Name: Trevor Drinkwater Title: President and Chief Executive Officer